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[LOGO OF AGL]
                                                                    Exhibit 99.1

NEWS RELEASE

                                          FOR IMMEDIATE RELEASE
Contact
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Nick Gold
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          Higgins Resigns as Chairman/CEO to return to Sierra Pacific;
                           Rosput to Assume Top Post


August 9, 2000--Atlanta, GA   The board of directors of AGL Resources (NYSE:ATG)
announced today that Walter M. Higgins, chairman and CEO, has resigned from the company and will be returning to Sierra Pacific Resources as CEO, effective immediately. In replacement, Paula Rosput, president of Atlanta Gas Light Company, has been elected president and chief executive officer of AGL Resources, and board member D. Raymond Riddle has been elected non-executive chairman.

"Walt has provided valuable leadership to the company during the most momentous change in its history," said Riddle. "He has accomplished our strategic objective to set this company on a course toward profitable growth in a changing industry and we are grateful for his contribution over these last three years. During this same period, Paula has been the driving force behind the transformation of our core distribution business and it is timely now that she can provide this same leadership to the corporation as a whole."

Higgins had been CEO of Sierra Pacific when he joined AGL Resources just as the company was preparing to undergo complete deregulation of its natural gas business in Georgia. During his tenure, he recruited a new senior management team, managed the profitable exit of the utility from wholesale gas transportation and marketing, created the SouthStar gas marketing partnership (operating as Georgia Natural Gas Services), restructured the company's propane business and successfully bid to acquire The Virginia Natural Gas Company.

"As evidenced by our trend of earnings improvement and the rebound in our stock price, we believe we have restored investor confidence in our ability to operate efficiently and profitably in a competitive environment," said Riddle. "We have exceeded analyst expectations for the last

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three quarters and expect our earnings performance to continue into next year. I am confident that under Paula's leadership we have a management team in place with the depth of skills and market experience to carry on these successes."

Rosput joined the company as president of Atlanta Gas Light Company in 1998 and has directed its transition as it departed the retail gas sales business in Georgia and focused on its regulated gas distribution services for 1.5 million customers in Georgia and Tennessee. Under Rosput's leadership, the utility operation has implemented a comprehensive set of operational and technological modernization programs that have significantly improved earnings and customer satisfaction. Before joining AGL Resources, Rosput had served as president of Duke Energy Power Services, president of PanEnergy Power Services and senior vice president of Pacific Gas Transmission.

Higgins is returning to Sierra Pacific at a time when it is in the process of acquiring Portland General Electric Company, where Higgins had worked for 14 years earlier in his career and headed its distribution and power generation divisions. Sierra Pacific Resources is a regional electric, gas and water utility holding company that serves the state of Nevada, including Las Vegas, Reno and other cities.

AGL Resources is currently in the final stages of its acquisition of Virginia Natural Gas, which would add 230,000 customers to its retail base and position the company in a growing market in the Mid-Atlantic coast area. US Propane, the partnership formed earlier this year by AGL and three other energy companies, announced plans to sell US Propane to Heritage Propane Partners, giving AGL Resources a general partnership interest in what is now the nation's fifth largest propane distributor. AGL Resources' principal subsidiary, Atlanta Gas Light Company, currently serves 1.5 million customers in Georgia and portions of Tennessee. AGL Resources' marketing partnership, SouthStar, operates Georgia Natural Gas Services, which is the market leader for retail gas sales in Georgia.